Exhibit 10.36


                         October 6, 1993


Mr. J. T. Angel
621 Rancho Bauer Drive
Houston, Texas  77079

Dear Terry:

On behalf of Reading & Bates Corporation (the "Company"), its direct and indirect subsidiaries and affiliated companies, we accept your resignation as a director and/or officer of each such entity, effective as of the date shown above. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in that Employment Agreement dated as of January 1, 1992 between you and the Company (the "Agreement").

It is understood and agreed, as between you and the Company, that you have tendered your resignation, and the Company has accepted same, on the following basis:

     1.   The Company agrees to pay the compensation under
          Section 4(a)(i), and provide the benefits specified under Section 4(a)(ii), of the Agreement in accordance with the terms of the Agreement, as if a Change of Control has occurred and you have given your Notice of Termination during the Window Period in accordance with the provisions of the Agreement.
          Further the Company will deliver to you, free of restrictions, the shares of Restricted Stock of the Company specified in Section 7 of the Restricted Stock Award Agreement dated as of
          April 1, 1992 between you and the Company, as if such a Change of Control has occurred. The Date of Termination of the Agreement shall be the date first shown above. You have indicated the possibility that you may prefer not to take your compensation in a lump sum amount, and we are willing to discuss any other payment arrangement you may suggest.

     2. In consideration of the Company's agreement to provide you with the compensation and benefits under the Agreement as if such a Change of Control has occurred, you hereby release, acquit and forever discharge the Company, its agents, officers, directors, and employees, from any and all liability or potential liability in any manner related to your employment or status as an employee, officer or director of the Company, its direct or indirect subsidiaries and affiliated companies, except that such release shall not extend to the compensation to be paid and benefits to be provided to you under the terms and conditions of the Agreement and the shares of Restricted Stock to be provided under the Restricted Stock Award Agreement , as set out above.

If the foregoing correctly reflects the agreement reached, please indicate your acceptance in the space provided below and return one fully executed copy of this letter to us for our files.

                         Very truly yours,


                         /s/Paul B. Loyd, Jr.
                         Paul B. Loyd, Jr.
                         Chairman and Chief
                         Executive Officer

PBL:hi

Accepted and agreed this
7th  day of October, 1993.


/s/J. T. Angel
J. T. Angel